ARTICLES OF INCORPORATION

CREATIVE LEARNING PRODUCTS, INC.

August 31, 1988

Under Title 14A of the Business Corporation Act.

The undersigned, for the purpose of forming a corporation pursuant to Title 14A of the Businsess Corporation Act of the State of New Jersey, does hereby certify and set forth:

(1) The name of the corporation is:

Creative Learning Products, Inc.

(2) The purpose or purposes for which the corporation is formed are as follows, to wit:

To engage in any lawful act or activity for which corporations may be organized un the Business Corporation laws exclusive o ay act or activity requiring the consent or approval of any state official, department, board, agency or governing body without such consent or approval first being obtained.

(3) The office of the corporation is to be located in the County of Middlesex, State of New Jersey.

(4) The registered office and the registered agent of the corporation shall be located at:

Creative Learning Products, Inc.
3567 Kennedy Road
So. Plainfield, New Jersey 07080
Peter J Jagou, Agent

(5) The duration of the corporation shall be perpetual.

(6) The aggregate number of shares which the corporation shall have the authority to issue is twenty-five hundred (2,500) shares, all of which shall be without par value, and all of which are hereby designated as common stock.

(7) The names and addresses of the first Board of Directors are as follows:

Peter J Jegou
3567 Kennedy Road
So. Plainfield, New Jersey 07080

(8) The corporation, as require by subsection 14A:3-5(4), and to the fullest extent permitted by Subsection 14A:3-5(2), Subsection 14A:3-5(3) and Subsections 14A:3-5(5) through Subsection 14A:3-5(10), of the Business Corporation Act of the State of New jersey, as the same may be amended and supplemented, shall indemnify any and all persons whom  it shall have power to indemnify under said Sections from and against any and all of the expenses, liabilities or other matters referred to in, or covered by, said subsections. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under by-law, agreement, vote of stockholders or director, or otherwise, both as to action in his official capacity and as to action in any  other capacity while holding such office. The indemnification provided for herein shall continue as to a person who ahs ceased to be a director, officer, employee or agent of the corporation, and shall inure to the benefit of the heirs, executors and administrators of such person.

IN WITNESS WHEREOF, this certificate has been signed by the subscriber, being at least eighteen (18) years of age, on this 30th day of August, 1988.

//s// Jerry Joseph

Incorporator